Exhibit 10.1

January 31, 2006

BY FACSIMILE MACHINE

(416) 467-7173

Mr. William Smith

Teckn-O-Laser Company

Teckn-O-Laser Global Company

Adsero Corp

Tecknolaser USA inc.

2101-N Nobel Street

Sainte-Julie (Québec) J3E 1Z8

Re: Standstill Agreement

Dear Mr. Smith:

WHEREAS according to the terms and conditions set out in the letter of offer dated and signed on December 23, 2004, National Bank of Canada (“NBC”) agreed to grant to Teckn-O-Laser Company (“Teckn-O-Laser”) credit facilities in the total amount of $ 3,800,000 (said letter of offer if and as subsequently modified is hereinafter designated as the “Letter of offer”);

WHEREAS as of January 26, 2006, Teckn-O-Laser’s debt towards NBC is in the amount of $ 3,676,215.63, in principal and interest (the amounts owed to NBC as of January 26, 2006 are hereinafter collectively designated as the “Debt”);

WHEREAS the maturity date for the operating credits made available to Teckn-O-Laser has expired and has not been extended, and WHEREAS Teckn-O-Laser is in default to respect some of the terms and conditions set out in the Letter of offer ( collectively, the “Defaults”);

WHEREAS in order to guarantee the repayment of the Debt, NBC holds charges, liens, encumbrances and guarantees, and some of them are more precisely described in the Letter of offer (these charges, liens, encumbrances and guarantees are hereinafter collectively designated as the “Securities”);

WHEREAS pursuant to the Defaults, NBC would be entitled to exercise its rights and recourses against Teckn-O-Laser, as well as its rights and recourses arising from the Securities;

WHEREAS as per Teckn-O-Laser request, NBC and Teckn-O-Laser agreed on the terms and conditions pursuant to which NBC is willing to temporarily suspend the exercise of its rights and recourses against Teckn-O-Laser, as well as those arising from the Securities, without renouncing to its rights and recourses arising from the Defaults;

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	PREAMBLE
1.1	The preamble is an integral part of this agreement and contains factual declarations which the parties acknowledge to be accurate.
2.	ACKNOWLEDGEMENT OF THE DEBT
2.1

Teckn-O-Laser, Adsero Corp. (“Adsero”), Teckn-O-Laser Global Company (“Teckn-O-Laser Global”) and Tecknolaser USA inc. acknowledge and agree that Teckn-O-Laser is presently indebted towards NBC, in the amount of the Debt, calculated in principal and interest as of January 26, 2006, to which amount is added the interest at the rate agreed to, since that date, as well as the fees and accessories provided in the Letter of offer;

2.2	Teckn-O-Laser, Adsero, Teckn-O-Laser Global and Tecknolaser USA inc. acknowledge and agree that:
2.2.1

All obligations contained in the Letter of offer as well as the obligations arising from the Securities, including the total repayment of the Debt, are valid and enforceable (collectively, the “Obligations”);

2.2.2	The Defaults have occurred and continue to exist;
2.2.3	Considering the Defaults, NBC is in a position to immediately realize its Securities and to undertake all appropriate judicial proceedings in recovery of the Debt; and
2.2.4	NBC’s tolerance of the Defaults and the additional time period granted prior to the realization of NBC’s securities substantially benefit Teckn-O-Laser;
2.3	Teckn-O-Laser acknowledges and agrees that:
2.3.1	It has no claim against NBC, nor against its directors, officers, employees, agents or representatives; and
2.3.2	It has no claim, counter-claim, defence or rights to any compensation whatsoever which may be raised against NBC in respect of the Debt;
3.	TEMPORARY SUSPENSION OF THE REALIZATION OF THE SECURITIES
3.1

Subject to the terms and conditions hereinafter contained, NBC agrees to suspend the realization of its Securities and to tolerate the Defaults with respect to Teckn-O-Laser’s Obligations until the earlier of the following dates:

a)	April 30, 2006; or

b)	The date on which Teckn-O-Laser fails to respect the “Suspension Conditions” (the earlier date between a) and b) being hereinafter designated as the “Termination date of the suspension”).
3.2	For the purposes hereof, the Suspension Conditions are as follows:
3.2.1

No hypothecary or other recourse, no prior notice of the exercise of hypothecary right shall be instituted against Teckn-O-Laser or its assets which, in the opinion of NBC, would have material unfavourable consequences with respect to the assets, the business or the financial situation of Teckn-O-Laser or with respect to the rights and recourses of NBC;

3.2.2

No material change of Teckn-O-Laser’s situation shall occur which, in the opinion of NBC, has or may have a material negative impact in a material way on the assets, the business or the financial situation of Teckn-O-Laser or on the rights and recourses of NBC;

3.2.3	Teckn-O-Laser shall not declare bankruptcy or be the object of receivership proceedings;
3.2.4	Teckn-O-Laser shall not file a proposal to the benefit of its creditors or prevail itself of the C.C.A.A. without the prior written consent of NBC in regards thereto;
3.2.5

Teckn-O-Laser agrees to fully cooperate with NBC or any representative that NBC may designate with respect to any information request, evaluation, examination, visit or other procedure that NBC may undertake with respect to the assets, business or financial situation of Teckn-O-Laser;

3.2.6	The interest rate of Credit A (as defined in the Letter of offer) shall be increased to Canadian prime rate + 2.5%;
3.2.7

The monthly fees, earned upon acceptance of this Standstill Agreement, shall be in the amount of $ 20,000 and shall be paid in accordance with subsection 3.2.9. These monthly fees shall replace the fees (“Frais de déficit d’équité”) reffered to in the Letter of offer and in section 2.4 of a letter of renewal dated August 14, 2005, accepted on August 8, 2005.

3.2.8	Adsero undertakes to pay NBC, within a delay of two (2) business days following the acceptance of the present Standstill Agreement, an amount of $ 500,000 U.S.
3.2.9	The amount of $ 500,000 U.S. shall be applied by NBC as follows:
(i)

To the complete payment of the principal and the interest owing and due according to Credit B (as defined in the Letter of offer). As of January 26, 2006, the amount owing and due according to Credit B is $ 276,784.50. It is clearly understood that this credit facility shall be terminated and shall no longer be available;

(ii)	To the complete payment of the tolerance and postponement fees of $ 35,000 referred to in subsection 4.1;
(iii)	To the complete payment of the monthly fees referred to in subsection 3.2.7, representing a total amount of $ 80,000;
(iv)	To the partial payment and reduction of Credit A (as defined in the Letter of offer).
3.2.10

Teckn-O-Laser shall obtain, at the latest on April 15, 2006, a letter of offer from another financial institution, which Teckn-O-Laser shall have agreed to and which shall enable it to repay the Debt, at the latest, by April 30, 2006;

3.3

At any time after Termination date of the suspension, NBC shall have the right to exercise its rights and recourses pursuant to the Letter of offer, the Securities or the relevant legislation, without any other notice, delay or contestation, of any nature whatsoever, on the part of Teckn-O-Laser, the later agreeing to irrevocably and voluntarily surrender the property charged in favour of NBC by virtue of the Securities, upon NBC’s request;

3.4

Teckn-O-Laser agrees and acknowledges that NBC does not undertake to grant an additional time period or tolerate the Defaults beyond the Termination date of the suspension and undertakes to manage its affairs accordingly.

4.	FEES
4.1	Tolerance and postponement fees of $ 35,000.00 shall be payable according to the terms and conditions set out in subsection 3.2.9;
4.2

All fees and disbursements incurred by NBC further to the services rendered by its legal advisers related to the review and to the preparation of any document, letter, contract, letter of offer or security, shall continue to be paid by Teckn-O-Laser by debit from the account upon receipt of the invoice and shall be in addition to all other expenses, including those referred to in subsections 3.2.7 and 4.1;

5.	MISCELLANEOUS
5.1	This agreement shall be governed by and construed and enforced in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein;
5.2

If any provision of this agreement is declared illegal, invalid or unenforceable for any reason, such provision shall be severed from the remainder of this agreement and shall be ineffective to the extend of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions of this agreement;

5.3

This agreement contains the entire understanding of the parties hereto concerning the subject matter hereof and supersedes all prior and contemporaneous agreements between the parties to that effect. This agreement may only be amended by an instrument in writing signed by both parties;

5.4

This agreement operates without novation of any term and condition of the Letter of offer, Securities and any right, surety and recourse pursuant thereto, which remain valid and fully in force, pursuant to the terms and conditions expressed therein;

5.5	This agreement shall not be interpreted as changing, modifying or amending the terms and conditions of the Letter of offer, except as provided herein in subsections 3.2.6, 3.2.7, 3.2.8 and 3.2.9;
5.6	This agreement shall not be interpreted as an agreement or a renunciation by NBC to its rights and recourses arising from the Defaults;
5.7	The parties hereto acknowledge that they have required that this agreement be drawn in English. Les parties reconnaissent avoir exigé la rédaction en anglais de cette entente.

This Standstill Agreement must be acceptable by Teckn-O-Laser, Teckn-O-Laser Global, Adsero and Tecknolaser USA inc. no later than February 2, 2006 by signing and returning the attached copy to us, failing which NBC reserves the right to take all necessary measures in such circumstances without further delay or notice.

Yours truly,

NATIONAL BANK OF CANADA

/s/ Pierre-Paul Dufault

Pierre-Paul Dufault

We declare that we have taken cognizance of this Standstill Agreement dated January 31, 2006 and we accept the terms, conditions and obligations hereof.

Executed this	2nd	day of	February	2006.

TECKN-O-LASER COMPANY	TECKN-O-LASER GLOBAL COMPANY

Per: /s/ William Smith	Per: /s/ William Smith
William Smith	William Smith

ADSERO CORP.	TECKNOLASER USA INC.

Per: /s/ William Smith	Per: /s/ William Smith
William Smith	William Smith